Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contact:	Greg Smith, Chief Financial Officer

Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Fifth Consecutive Year of Record Financial Results

Saint Paul, Minn., February 22, 2007 — Image Sensing Systems, Inc. (ISS) (NASDAQ: ISNS) announced today that its net income for fiscal year 2006 was $3.1 million or $.83 per share ($.80 per diluted share) versus net income of $2.8 million or $.79 per share ($.73 per diluted share) for 2005. Net income for the fourth quarter of 2006 was $1.2 million or $.30 per share ($.30 per diluted share) versus net income of $689,000 or $.19 per share ($.18 per diluted share) for the comparable period in 2005. The fourth quarter of 2006 marks the nineteenth consecutive quarter of profitability for the company.

For fiscal year 2006, revenue was $13.1 million compared to $11.0 million in fiscal year 2005, an increase of 19%. Royalty income from sales in North America was $10.1 million in 2006 compared to $8.6 million in 2005, while international sales were $3.0 million compared to $2.4 million in 2005. The Company’s North American distributor achieved double-digit sales growth on our products as it has every year since 2001. Additionally, the Company’s Asian subsidiary delivered improved results, more than doubling sales compared to a difficult 2005 year.

For the fourth quarter of 2006, revenue was $4.1 million versus $2.9 million for the comparable period in 2005, an increase of 43%. For the quarter, royalty income from sales in North America was $2.8 million in 2006 compared to $2.1 million in 2005, while international sales were $1.3 million compared to $761,000 in 2005. Revenue in all of the Company’s units increased by more than 25% over the similar quarter in 2005.

Due to making significant investments in its next generation Autoscope product line, the Company’s research and development expense increased in 2006 by $1.1 million over 2005. Also, other income decreased in 2006 versus 2005 due to the $375,000 legal settlement with the Company’s North American distributor. Partially offsetting these expenses, the Company’s effective income tax rate was 23% in 2006 compared to 35% in 2005 due to the recognition of a number of federal and state tax adjustments and credits.

Jim Murdakes, Chairman and CEO, commented, “We posted solid fourth quarter results across all three markets with our North American distributor Econolite (ECPI) leading the way. Despite the expenses associated with the ECPI settlement and with our accelerated technical effort on Autoscope, we were still able to exceed last year’s results. More importantly, we are now well positioned to introduce a number of enhanced products in the first half of 2007 that we believe leapfrog the competition and which could serve to drive further revenue growth. With the combination of our strong financial results and balance sheet, the newly announced executive team, strategic partners and advanced technology, ISS is ready to continue its leadership in the Intelligent Traffic Systems market.”

Headquartered in St. Paul, Minnesota, Image Sensing Systems, Inc. combines expertise in image processing, hardware and software engineering and communications to develop Autoscope® video detection systems for advanced traffic management and control applications. With equipment supplied for over 50,000 cameras in more than 55 countries, we are a global leader in video detection for management and safety systems for highways, bridges, tunnels and intersections. Autoscope products provide transportation managers the means to reduce roadway congestion, improve safety and security, gain cost efficiencies and assist in roadway planning.

Safe Harbor Statement:    Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-KSB for the year ended December 31, 2005.

Image Sensing Systems, Inc.

Condensed Statement of Income

(in thousands, except per share information)

(unaudited)

	Three Months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Revenue
Royalty income	$2,854	$2,127	$10,136	$8,595
International sales	1,271	761	2,980	2,407
	4,125	2,888	13,116	11,002
Cost of revenue
Royalty fee	—	95	220	383
Cost of sales	748	389	1,501	1,042
	748	484	1,721	1,425
Gross profit	3,377	2,404	11,395	9,577
Operating expenses
Selling, marketing and product support	755	678	2,850	2,567
General and administrative	458	329	2,007	1,400
Research and development	1,057	449	2,639	1,516
	2,270	1,456	7,496	5,483
Income from operations	1,107	948	3,899	4,094
Other income	168	80	148	252
Income before income taxes	1,275	1,028	4,047	4,346
Income taxes	115	339	942	1,505
Net income	$1,160	$689	$3,105	$2,841

Net income per common share
Basic	$0.30	$0.19	$0.83	$0.79
Diluted	$0.30	$0.18	$0.80	$0.73

Weighted average shares outstanding
Basic	3,745	3,681	3,725	3,602
Diluted	3,902	3,878	3,891	3,868

Image Sensing Systems, Inc.

Condensed Balance Sheet

(in thousands)

(unaudited)

	December 31, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$11,626	$9,006
Investments	4,100	2,300
Receivables	2,957	3,514
Inventories	670	312
Prepaid expenses and deferred taxes	319	118
	19,672	15,250
Property and equipment, net	522	329
Goodwill and capitalized software development costs, net	1,050	1,212
	$21,244	$16,791
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$1,652	$923
Income taxes payable	231	94
	1,883	1,017
Deferred income taxes	28	52
Shareholders’ equity	19,333	15,722
	$21,244	$16,791

Image Sensing Systems, Inc.

Condensed Statement of Cash Flows

(in thousands)

(unaudited)

	Year Ended December 31
	2006	2005
Operating activities
Net income	$3,105	$2,841
Adjustments to reconcile net income to net cash provided by operations
Depreciation and amortization	388	379
Stock option expense and tax benefits	290	445
Changes in operating assets and liabilities	856	(1,255)
Net cash provided by operating activities	4,639	2,410

Investing activities
Purchase of property and equipment	(419)	(323)
Maturities (purchases) of investments, net	(1,800)	5,000
Net cash provided by (used in) investing activities	(2,219)	4,677

Financing activity – proceeds from exercise of stock options	200	657

Increase (decrease) in cash and cash equivalents	2,620	7,744
Cash and cash equivalents, beginning of year	9,006	1,262
Cash and cash equivalents, end of year	$11,626	$9,006

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